**ROSS MILLER**
**Secretary of State**
**204 North Carson Street, Ste 1**
**Carson City, Nevada 89701-4299**
**(775) 684 5708**
**Website: secretaryofstate.biz**

# Certificate of Change Pursuant to NRS 78.209

| Filed in the office of | Document Number 20070444226-81 |
|---|---|
| Ross Miller, Secretary of State, State of Nevada | Filing Date and Time 06/28/2007 10:00 AM |
| | Entity Number C8489-2002 |

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

## Certificate of Change filed Pursuant to NRS 78.209 For Nevada Profit Corporations

1. Name of corporation:

AZTEK VENTURES INC.

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares at the par value, if any, of each class or series, if any, of shares before the change:

One Hundred Million (100,000,000) Shares of Common Stock, $0.001 par value per share, and
One Hundred Million (100,000,000) Shares of Preferred Stock, $0.001 par value per share.

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

Two Hundred Fifty Million (250,000,000) Shares of Common Stock, $0.001 par value per share, and
One Hundred Million (100,000,000) Shares of Preferred Stock, $0.001 par value per share.

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

Two and one-half (2.5) shares of common stock will be issued after the change in exchange for each one (1) share of common stock outstanding prior to the change. There were no shares of Preferred Stock outstanding prior to the change.

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

Fractional Shares will be rounded up to the nearest whole number.

7. Effective date of filing (optional): JULY 6, 2007
(must not be later than 90 days after the certificate is filed)

8. Officer Signature: X [signature] President
Signature Title

**IMPORTANT:** Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

*This form must be accompanied by appropriate fees.*